Exhibit 99.d.17

The UBS Funds
One North Wacker Drive
Chicago, IL 60606

December 6, 2018

UBS Asset Management (Americas) Inc.

One North Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

1.                                      The fund listed on Schedule A hereto (the “Fund”) is a series of The UBS Funds, a Delaware statutory trust (“Trust”).  Class P2 shares of the Fund are referred to herein as the “Class.”

2.                                      You hereby agree that you will: (i) waive your management fee in its entirety; (ii) waive your administration fee in an amount equal to the portion of the administration fee you retain after payment by you of any sub-administration fees; and (iii) reimburse the Trust for the operating expenses (excluding expenses incurred through investment in other investment companies, interest, taxes, brokerage commissions, extraordinary expenses and dividend expense and security loan fees for securities sold short) (“Reimbursable Operating Expenses”) of the Class to the extent, if any, that the Reimbursable Operating Expenses for the Class for the period from June 26, 2019 through October 28, 2020, otherwise would exceed the “Expense Limitation” rate for the Class of the Fund shown in Schedule B.  The aggregate amount of this reimbursement is hereinafter referred to as the “Expense Reimbursement.”

3.                                      The Trust, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the Expense Reimbursement to you.  Such repayment shall be made only out of assets of the Fund and Class for which an Expense Reimbursement was made.  In addition, the repayment shall be payable only to the extent it can be made during the three years following the date on which you reimbursed the Fund or Class for its Reimbursable Operating Expenses under this Agreement without causing the Reimbursable Operating Expenses of the Class during a year in which such repayment is made to exceed the lesser of any applicable expense limit that is in place for the Fund (i) at the time of the waiver or reimbursement, or (ii) at the time of the recoupment.  The Trust agrees to furnish or otherwise make available to you such copies of its financial statements, reports, and other information relating to its business and affairs as you may, at any time or from time to time, reasonably request in connection with this Agreement.

4.                                      This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between you and the Trust with respect to the Fund; provided, however, that the Fund’s obligation to reimburse you, as described above, will survive the termination of this Agreement unless the Trust and you agree otherwise.

5.                                      You understand that you shall look only to the assets of the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

6.                                      This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 5 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,
THE UBS FUNDS
	By:	/s/ Keith A. Weller
	Name:	Keith A. Weller
	Title:	Vice President & Assistant Secretary

	By:	/s/ Eric Sanders
	Name:	Eric Sanders
	Title:	Vice President & Assistant Secretary

The foregoing Agreement is hereby

accepted as of December 6, 2018

UBS ASSET MANAGEMENT (AMERICAS) INC.
By:	/s/ Joanne M. Kilkeary
Name:	Joanne M. Kilkeary
Title:	Executive Director

By:	/s/ Nancy D. Osborn
Name:	Nancy D. Osborn
Title:	Director

Schedule A

UBS All China Equity Fund

Schedule B

Fund	Class P2 Expense Limitation Rate

UBS All China Equity Fund	0.30%